Exhibit 99.1

Proofpoint Announces Fourth Quarter and Full Year 2015 Financial Results

Fourth Quarter Highlights

•                        Total revenue of $74.9 million, up 33% year-over-year

•                        Billings of $97.5 million, up 30% year-over-year

•                        Generated positive adjusted EBITDA of $0.6 million

•                        Generated free cash flow of $0.4 million

•                        Increasing FY16 revenue and billings guidance

SUNNYVALE, Calif., — January 28, 2016 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the fourth quarter and full year ended December 31, 2015.

“We were very pleased with the company’s execution during the fourth quarter, which resulted in a strong finish to a record year,” stated Gary Steele, chief executive officer of Proofpoint.  “The ongoing demand for our advanced threat solutions, high competitive win rates, traction with new products along with robust add-on and renewal activity drove the better-than-expected results during the quarter. Looking forward, Proofpoint is well positioned to maintain the momentum and grow market share due to our best-of-breed cloud-based platform, superior go-to-market strategy and commitment to innovation.”

Fourth Quarter 2015 Financial Highlights

•                  Revenue: Total revenue for the fourth quarter of 2015 was $74.9 million, an increase of 33% compared to $56.2 million in the prior-year period.

•                  Billings: Total billings were $97.5 million for the fourth quarter of 2015, an increase of 30% compared to $74.9 million in the fourth quarter of 2014.

•                  Gross Profit: GAAP gross profit for the fourth quarter of 2015 was $51.0 million compared to $36.8 million for the fourth quarter of 2014.  Non-GAAP gross profit for the quarter was $54.9 million compared to $38.9 million in the year ago period.  GAAP gross margin for the fourth quarter of 2015 was 68% compared to 65% for the fourth quarter of 2014. Non-GAAP gross margin was 73% for the fourth quarter of 2015, compared to 69% for the same period last year.

•                  Operating Loss: GAAP operating loss for the fourth quarter of 2015 was $25.0 million compared to a loss of $14.4 million during the fourth quarter last year.  Non-GAAP operating loss for the fourth quarter of 2015 was $3.0 million compared to a loss of $2.0 million for the same period last year.

•                  Net Loss: GAAP net loss for the fourth quarter of 2015 was $31.4 million or $0.77 per share based on 40.5 million weighted average shares outstanding.  This compares to a GAAP net loss of $17.4 million or $0.45 per share based on 38.3 million weighted average shares outstanding in the prior-year period.

Non-GAAP net loss for the fourth quarter of 2015 was $4.4 million or $0.11 per share based on 40.5 million weighted average shares outstanding.  This compares to a non-GAAP net loss of $3.6 million or $0.09 per share based on 38.3 million weighted average shares outstanding during the same period last year.

•                  Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of 2015 was a $0.6 million compared to $0.5 million for the fourth quarter of 2014.

•                  Cash and Cash Flow: As of December 31, 2015, Proofpoint had cash, cash equivalents and short term investments of $406.2 million, a decrease of $10.2 million from the end of the prior quarter primarily due to the cash used for an acquisition.

The company generated $8.1 million in net cash from operations for the fourth quarter of 2015 compared to $15.5 million during the fourth quarter of 2014. The company generated $0.4 million in free cash flow for the quarter compared to $10.9 million during the same period last year.

“We were very pleased with our results for the fourth quarter, capping off another great year for the company,” stated Paul Auvil, chief financial officer of Proofpoint.  “During 2015, we delivered full year billings and revenue growth of 39% and 36%, respectively, and we more than tripled free cash flow over the prior year.”

Full Year 2015 Financial Highlights

•                  Revenue: Total revenue for the full year of 2015 was $265.4 million, an increase of 36%, compared to $195.6 million in 2014.

•                  Billings: Total billings were $324.3 million for the full year of 2015, an increase of 39% compared to 2014.

•                  Gross Profit: GAAP gross profit for the full year of 2015 was $181.3 million compared to $129.9 million for 2014.  Non-GAAP gross profit for the full year of 2015 was $194.5 million compared to $137.1 million for 2014.  GAAP gross margin for the full year of 2015 was 68% compared to 66% for 2014. Non-GAAP gross margin was 73% for the full year of 2015, compared to 70% for 2014.

•                  Operating Loss: GAAP operating loss for the full year of 2015 was $85.9 million compared to a loss of $51.1 million during 2014.  Non-GAAP operating loss for the full year of 2015 was $8.1 million, compared to a loss of $9.5 million during 2014.

•                  Net Loss: GAAP net loss for the full year of 2015 was $106.5 million or $2.68 per share based on 39.8 million weighted average shares outstanding.  This compares to a GAAP net loss of $64.2 million or $1.72 per share based on 37.4 million weighted average shares outstanding in 2014.

Non-GAAP net loss for the full year of 2015 was $13.9 million or $0.35 per share based on 39.8 million weighted average shares outstanding.  This compares to a loss of $15.0 million or $0.40 per share based on 37.4 million weighted average shares outstanding for 2014.

•                  Adjusted EBITDA: Adjusted EBITDA for the full year of 2015 was $4.6 million compared to negative $0.5 million for 2014.

•                  Cash Flow: The company generated $45.5 million in net cash from operations for the full year of 2015 compared to generating $21.3 million during 2014.  The company generated $19.7 million in free cash flow for the full year of 2015 compared to $6.3 million during 2014.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter and Recent Business Highlights:

•                  We ended 2015 with over 1,100 active, paying TAP customers, almost doubling since the first quarter of 2015.

•                  Announced a partnership with Palo Alto Networks whereby the companies have collaborated to provide customers with extended protection from and intelligence into the sophisticated attacks targeting users, data, and content via email and social media.

•                  Chosen as the exclusive partner for Intel Security customers as they end-of-life their email security product line.

•                  Launched the industry’s first Instagram security solution which automatically identifies Instagram security threats, compliance violations and inappropriate content for removal.

•                  Positioned in the Leaders quadrant of Gartner’s 2015 Magic Quadrant for Enterprise Information Archiving for the fourth consecutive year.

•                  Acquired Socialware, a leading provider of social media compliance solutions.

Financial Outlook

As of January 28, 2016 Proofpoint is providing guidance for its first quarter and full year 2016 as follows:

•                  First Quarter 2016 Guidance: Total revenue is expected to be in the range of $75.5 million to $76.5 million.  Billings are expected to be in the range of $90.0 million to $92.0 million.  Adjusted EBITDA loss is expected to be in the range of $0.5 million to $1.0 million.  Non-GAAP EPS loss is expected to be in the range of $0.14 to $0.15 based on approximately 41.0 million weighted average shares outstanding.

•                  Full Year 2016 Guidance: Total revenue is expected to be in the range of $345.0 million to $348.0 million.  Billings are expected to be in the range of $428.0 million to $431.0 million.  Adjusted EBITDA is expected to be in the range of $12.0 million to $14.0 million.  Non-GAAP EPS loss is expected to be in the range of $0.21 to $0.26 based on approximately 41.7 million weighted average shares outstanding.  Free cash flow, defined as operating cash flow less capital expenditures, is expected to be in the range of $31.0 million to $35.0 million, which assumes capital expenditures of $28.0 million to $30.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the fourth quarter and full year ended December 31, 2015.  To access this call, dial (877) 741-4245 for the U.S. or Canada and (719) 325-4773 for international callers with conference ID #8909114.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through February 11, 2016, by dialing (877) 870-5176 for the U.S. or Canada or (858) 384-5517 for international callers, and entering passcode #8909114.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions for comprehensive threat protection, incident response, secure communications, social media security, compliance, archiving and governance. Organizations around the world depend on Proofpoint’s expertise, patented technologies and on-demand delivery system. Proofpoint protects against phishing, malware and spam, while safeguarding privacy, encrypting sensitive information, and archiving and governing messages and critical enterprise information. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, future growth, market share and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, less stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss less stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating loss excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss less stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering. We used a 5 percent effective tax rate to calculate non-GAAP net loss for the fourth quarter of 2015 and 3 percent for the fourth quarter of 2014. We believe that a 6-10% effective tax rate range is a reasonable estimate of the near-term normalized tax rate under our current global operating structure. The same limitations described above regarding our use of non-GAAP operating loss also apply to our use of non-GAAP net loss.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Adjusted EBITDA. We define adjusted EBITDA as net loss, adjusted to exclude: depreciation, amortization of intangibles, interest income (expense), net, provision for income taxes, stock-based compensation, acquisition- and litigation-related expense, other income (expense), net. We believe that the use of adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We use adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We do not place undue reliance on adjusted EBITDA as our only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using this non-GAAP financial measure, including that other companies may calculate this measure differently than we do, that it does not reflect our capital expenditures or future requirements for capital expenditures and that it does not reflect changes in, or cash requirements for, our working capital.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue:
Subscription	$72,472	$52,770	$257,329	$187,527
Hardware and services	2,467	3,424	8,068	8,080
Total revenue	74,939	56,194	265,397	195,607
Cost of revenue:(1)(2)
Subscription	20,374	14,841	71,746	53,136
Hardware and services	3,518	4,602	12,312	12,543
Total cost of revenue	23,892	19,443	84,058	65,679
Gross profit	51,047	36,751	181,339	129,928
Operating expense:(1)(2)
Research and development	20,092	14,203	74,459	51,903
Sales and marketing	45,157	29,795	156,156	102,455
General and administrative	10,827	7,194	36,616	26,679
Total operating expense	76,076	51,192	267,231	181,037
Operating loss	(25,029)	(14,441)	(85,892)	(51,109)
Interest expense	(5,912)	(2,828)	(18,000)	(11,213)
Other expense, net	(292)	(858)	(1,927)	(2,230)
Loss before (provision for) benefit from income taxes	(31,233)	(18,127)	(105,819)	(64,552)
(Provision for) benefit from income taxes	(142)	753	(635)	313
Net loss	$(31,375)	$(17,374)	$(106,454)	$(64,239)
Net loss per share, basic and diluted	$(0.77)	$(0.45)	$(2.68)	$(1.72)
Weighted average shares outstanding, basic and diluted	40,531	38,265	39,787	37,381

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$1,408	$766	$5,028	$2,404
Cost of hardware and services revenue	324	173	1,098	604
Research and development	5,110	2,721	20,672	10,204
Sales and marketing	6,016	3,632	21,511	10,795
General and administrative	3,379	1,915	11,785	6,997
Total stock-based compensation expense	$16,237	$9,207	$60,094	$31,004
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$2,165	$1,244	$7,079	$4,157
Research and development	22	23	91	93
Sales and marketing	1,235	1,192	5,074	4,494
General and administrative	—	12	12	46
Total intangible amortization expense	$3,422	$2,471	$12,256	$8,790

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$346,205	$180,337
Short-term investments	60,032	34,649
Accounts receivable, net	54,522	40,912
Inventory	485	499
Deferred product costs	2,228	1,847
Prepaid expenses and other current assets	5,695	7,994
Total current assets	469,167	266,238
Property and equipment, net	34,501	18,718
Deferred product costs	314	307
Goodwill	133,769	107,504
Intangible assets, net	41,330	27,086
Other assets	3,733	4,163
Total assets	$682,814	$424,016
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,081	$9,249
Accrued liabilities	35,053	24,220
Equipment loans and capital lease obligations	32	695
Deferred rent	496	569
Deferred revenue	182,195	123,550
Total current liabilities	231,857	158,283
Convertible senior notes	345,699	161,396
Long-term capital lease obligations	123	—
Long-term deferred rent	2,033	2,099
Other long term liabilities	1,188	6,640
Long-term deferred revenue	41,531	39,125
Total liabilities	622,431	367,543

Stockholders’ equity

Common stock, $0.0001 par value; 200,000 shares authorized at December 31, 2015 and 2014; 40,840 and 38,665 shares issued and outstanding at December 31, 2015 and 2014, respectively	4	4
Additional paid-in capital	441,104	330,744
Accumulated other comprehensive loss	(23)	(27)
Accumulated deficit	(380,702)	(274,248)
Total stockholders’ equity	60,383	56,473
Total liabilities and stockholders’ equity	$682,814	$424,016

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cash flows from operating activities
Net loss	$(31,375)	$(17,374)	$(106,454)	$(64,239)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,960	4,984	24,900	17,823
Loss on disposal of property and equipment	38	2	162	2
Amortization of investment premiums, net of accretion of purchase discounts	12	182	103	312
Provision for allowance for doubtful accounts	27	84	(231)	175
Stock-based compensation	16,237	9,207	60,094	31,004
Change in fair value of contingent earn-outs	—	—	—	5
Amortization of debt issuance costs and accretion of debt discount	5,022	2,234	14,933	8,753
Changes in assets and liabilities:
Accounts receivable	(16,010)	(8,006)	(12,117)	(14,666)
Inventory	353	798	14	328
Deferred products costs	90	(17)	(388)	(791)
Prepaid expenses	181	411	(1,829)	(945)
Other current assets	(519)	1,004	104	(351)
Deferred income taxes	153	(695)	509	(691)
Noncurrent assets	2	15	47	(23)
Accounts payable	4,633	1,416	2,460	189
Accrued liabilities	(486)	1,879	4,448	3,995
Earn-out payment	—	—	—	(13)
Deferred rent	164	635	(165)	2,315
Deferred revenue	22,570	18,692	58,951	38,093
Net cash provided by operating activities	8,052	15,451	45,541	21,275
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	4,597	3,353	39,056	11,353
Purchase of short-term investments	(16,459)	—	(64,537)	(37,805)
Purchase of property and equipment	(7,700)	(4,593)	(25,827)	(14,988)
Acquisitions of business, net of cash acquired	(11,499)	(31,645)	(51,553)	(53,680)
Net cash used in investing activities	(31,061)	(32,885)	(102,861)	(95,120)
Cash flows from financing activities
Proceeds from issuance of common stock	6,702	5,900	18,583	17,640
Withholding taxes related to restricted stock net share settlement	(5,652)	(2,331)	(18,108)	(4,170)
Payments of debt issuance costs	—	—	(371)	(191)
Proceeds from issuance of convertible senior notes	—	—	223,790	—
Repayments of equipment loans and capital lease obligations	(7)	(415)	(706)	(1,655)
Holdback payments for prior acquisitions	—	—	—	(741)
Earn-out payment	—	—	—	(487)
Net cash provided by financing activities	1,043	3,154	223,188	10,396
Net increase (decrease) in cash and cash equivalents	(21,966)	(14,280)	165,868	(63,449)
Cash and cash equivalents
Beginning of period	368,171	194,617	180,337	243,786
End of period	$346,205	$180,337	$346,205	$180,337

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP gross profit	$51,047	$36,751	$181,339	$129,928
GAAP gross margin	68%	65%	68%	66%
Plus:
Stock-based compensation expense	1,732	939	6,126	3,008
Intangible amortization expense	2,165	1,244	7,079	4,157
Non-GAAP gross profit	54,944	38,934	194,544	137,093
Non-GAAP gross margin	73%	69%	73%	70%

GAAP operating loss	(25,029)	(14,441)	(85,892)	(51,109)
Plus:
Stock-based compensation expense	16,237	9,207	60,094	31,004
Intangible amortization expense	3,422	2,471	12,256	8,790
Acquisition-related expenses	360	233	911	612
Litigation-related expenses	2,045	514	4,577	1,175
Non-GAAP operating loss	(2,965)	(2,016)	(8,054)	(9,528)

GAAP net loss	(31,375)	(17,374)	(106,454)	(64,239)
Plus:
Stock-based compensation expense	16,237	9,207	60,094	31,004
Intangible amortization expense	3,422	2,471	12,256	8,790
Acquisition-related expenses	360	233	911	612
Litigation-related expenses	2,045	514	4,577	1,175
Interest expense - debt discount and issuance costs	5,022	2,234	14,933	8,753
Income tax benefit	(70)	(857)	(181)	(1,066)
Non-GAAP net loss	(4,359)	(3,572)	(13,864)	(14,971)

Shares used in computing non-GAAP net loss per share, basic and diluted	40,531	38,265	39,787	37,381

Non-GAAP net loss per share, basic and diluted	$(0.11)	$(0.09)	$(0.35)	$(0.40)

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net loss	$(31,375)	$(17,374)	$(106,454)	$(64,239)
Depreciation	3,538	2,512	12,644	9,033
Amortization of intangible assets	3,422	2,471	12,256	8,790
Interest expense	5,912	2,828	18,000	11,213
Provision for (benefit from) income taxes	142	(753)	635	(313)
EBITDA	$(18,361)	$(10,316)	$(62,919)	$(35,516)

Stock-based compensation expense	$16,237	$9,207	$60,094	$31,004
Acquisition-related expenses	360	233	911	612
Litigation-related expenses	2,045	514	4,577	1,175
Other expense, net	292	858	1,927	2,230
Adjusted EBITDA	$573	$496	$4,590	$(495)

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Total revenue	$74,939	$56,194	$265,397	$195,607

Deferred revenue
Ending	223,726	162,675	223,726	162,675
Beginning	199,756	143,384	162,675	123,983
Net Change	23,970	19,291	61,051	38,692
Less:
Deferred revenue contributed by acquisitions	(1,400)	(600)	(2,100)	(600)
Billings	$97,509	$74,885	$324,348	$233,699

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP cash flows provided by operating activities	$8,052	$15,451	$45,541	$21,275
Less:
Purchases of property and equipment	(7,700)	(4,593)	(25,827)	(14,988)
Non-GAAP free cash flows	$352	$10,858	$19,714	$6,287

MEDIA CONTACT:	INVESTOR CONTACT:
PATRICIA HOGAN	SETH POTTER
PROOFPOINT, INC.	ICR, INC. FOR PROOFPOINT, INC.
408-763-3863	646-277-1230
PHOGAN@PROOFPOINT.COM	SETH.POTTER@ICRINC.COM